Exhibit 99.2

Contact:Mike Drickamer
Vice President, Investor Relations
(281) 765-7170

Patterson-UTI Energy Reports Mark Siegel, Executive Chairman, Announces Retirement Plan

HOUSTON – April 8, 2020 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that its long-tenured Executive Chairman, Mark S. Siegel, has advised the Company of his intention to retire after more than 25 years of continuous service to Patterson-UTI Energy and its predecessor companies.  Mr. Siegel has decided not to stand for re-election to the Board of Directors and to retire as Executive Chairman, at the time of the Company’s annual shareholder meeting, when it is anticipated that Mr. Curtis Huff will be appointed Non-Executive Chairman.  Mr. Huff has been a member of the Board of Directors of Patterson-UTI and one of its predecessor companies for 23 years and currently serves as the Company’s Lead Independent Director.

Andy Hendricks, Patterson-UTI Energy’s President and Chief Executive Officer, stated, “Mark’s many contributions to Patterson-UTI and the U.S. land drilling industry as a whole have been incomparable and immeasurable.  When he first became involved with UTI Energy in 1995, that company’s total enterprise value was only $16 million.  Among other notable M&A transactions, Mark was instrumental in achieving the merger of Patterson Energy and UTI Energy in 2001. Under his visionary leadership, a small, regional drilling company, through both mergers and organic growth, has become a leading oilfield services company and a primary player in the U.S. unconventional shale revolution.  Given Mark’s long history with Patterson-UTI and his deep experience in our industry, I am pleased that Mark has agreed to provide transition support services and advice on strategic and other matters to the Company after he steps down as Executive Chairman.

Andy Hendricks continued, “Mark has been both a friend and outstanding mentor to me for more than eight years, and I would like to thank him personally for his many years of selfless dedication to Patterson-UTI.  I wish Mark and his family all the best as they begin to enjoy more time together.”

Mark Siegel commented, “My ‘silver’ anniversary with the Company marks an appropriate time for me to retire in a few months from both the Board of Directors, and with that, to step down as Executive Chairman.  I have truly enjoyed being an important part of what we have built here at Patterson-UTI, and I am extremely proud of our many accomplishments.  Although our industry is facing challenges on multiple fronts with the significant fall in oil prices and U.S. drilling and completion activity, I have no doubt that the supremely talented management team in place will continue to manage the Company in a superb manner and enable Patterson-UTI to emerge a stronger company after these challenges and remain a leader in this industry.  My decision is unrelated to the current industry circumstances; it is simply time for me to let others take charge.”

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-

looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies, including the ability to develop and obtain satisfactory returns from new technology; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; perception of sustainability practices; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; stock price volatility; anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.